Exhibit 99.(a)(52)

MEDIA RELEASE

GOLD FIELDS PRODUCTION EXPECTED TO
INCREASE BY BETWEEN 5% AND 6% IN
DECEMBER QUARTER

Johannesburg, 18 November 2004: Shareholders of Gold Fields Limited (GFI: JSE and NYSE) are advised that production for the December 2004 quarter (Q2 F2005) is expected to increase by between 5% and 6% over that reported in the September 2004 quarter (Q1 F2005), with the South African operations expected to improve by approximately 3%.

Rand per kilogram unit costs are expected to improve by approximately 2%, and total rand per ton costs by more than 5%, on a group-wide basis, despite continuing inflation pressures. The Group margin is expected to increase from 17% to between 20%-23% while the margin for the South African operations is expected to be restored to double digits.

These expected improvements are largely due to the flow-through of benefits from sustainable revenue enhancement and cost reduction projects implemented specifically at Gold Fields’ South African operations over the past year.

Commenting on the improved operating performance expected for the December quarter, Ian Cockerill, Chief Executive Officer of Gold Fields said, “The performance from our South African operations has been excellent. We are now benefiting from the positive effects of the strategic repositioning of our high quality South African assets over the past year. The commitment of our people to our revenue enhancement and cost management initiatives are bearing fruit, and we will continue to deliver value to our shareholders.”

Gold Fields shareholders are advised that the information described above has not been reviewed and reported on by Gold Fields auditors as referred to in either paragraph 3.4(B)(vi)(1)(aa) or (bb) of the JSE listing requirements ends

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan,
T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fa +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fa +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fa +1 303 796-8293

other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.